Exhibit (a)(25)

FOR IMMEDIATE RELEASE:  July 16, 1998


INVESTOR CONTACT:             U.S. SURGICAL HOME PAGE    MEDIA CONTACT:
Marianne Scipione             http://www.ussurg.com      Steve Rose
Vice President                                           Director
Corporate Communications                                 Media Relations
(203) 845-1404                                           (203) 845-1732
marianne.scipione@ussurg.com                             steve.rose@ussurg.com


                UNITED STATES SURGICAL CORPORATION EXTENDS
                      TENDER OFFER TO ACQUIRE CIRCON

            NORWALK, Conn. -- United States Surgical Corporation (NYSE:USS) announced today that Circon Corporation (Nasdaq: CCON) has agreed to the entry of an Order by the Delaware Chancery Court requiring Circon to hold its next annual meeting of stockholders on or before November 24, 1998.

            The Order also prohibits Circon from changing the number of directors on its Board or altering the shareholder voting requirements to prevent Circon shareholders from electing, at the annual meeting, two directors nominated by USS.

            Based on the Order, the pending trial before the Chancery Court in the litigation between USS and Circon has been postponed until after the annual meeting.

            Leon C. Hirsch, chairman of USS, said, "We are pleased that after two years of resisting our tender offer and a series of management-entrenching actions, Circon has finally agreed to allow its stockholders to exercise their right to elect a majority of directors who favor a sale of Circon."

            Mr. Hirsch added, "At Circon's 1997 Annual Meeting, stockholders overwhelming elected two nominees proposed by USS. Stockholders also overwhelmingly approved a resolution supporting the prompt sale of Circon to the highest bidder. With the two seats up for election this November, Circon stockholders for the first time can have four directors out of the seven member Board who support a sale of the company."

            USS also announced that it is extending through 6:00 p.m., New York City time, on September 15, 1998, its cash tender offer for all the outstanding common shares of Circon Corporation at a price of $16.50 per share.

            As of 6:00 p.m. New York City time on July 15, 1998, 3,799,974 shares of Circon's outstanding common stock had been tendered to USS under the terms of the offer.

            United States Surgical Corporation is a diversified medical products company specializing in minimally invasive technologies that improve patient care and lower health care costs.

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